Exhibit (a)(5)(xxxxx)

For Immediate Release

Contact:	Jennifer Glass
Oracle Corp.
(650) 633-6192
jennifer.glass@oracle.com

ORACLE REMAINS COMMITTED TO ACQUIRING PEOPLESOFT

REDWOOD SHORES, Calif., July 17, 2003—(http://www.oracle.com/tellmemore/?1867642) Oracle Corporation (NASDAQ: ORCL) issued the following statement today:

“We believe time is on our side. Oracle remains committed to acquiring PeopleSoft—even with the addition of J.D. Edwards,” said Jim Finn, Oracle spokesman.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended June 18, 2003. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

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